ENDORSED - FILED
                                         to the office of the Secretary of State
                                                of the State of California

                                                           AUG 13 2002

                                              BILL JONES, Secretary of State


                                Amendment to the
                            Articles of Incorporation
              of Intelligent Sports, Inc., a California corporation

         This officer's certificate of Thomas Hobson, President of Intelligent Sports, Inc., and Andre Bossioux, Secretary of Intelligent Sports, Inc., constitutes a certificate of amendment of the articles of incorporation of Intelligent Sports, Inc. pursuant to Sections 901, 906 and 907 of the California Corporations Code.

1. The first paragraph only of Section Fifth of the articles of incorporation is amended in its entirety to read as follows:

         "FIFTH: The corporation is authorized to issue:

         (a) 480,000,000 shares of common stock with no par value; and

         (b) 20,000,000 shares of preferred stock with no par value.

         The preferred stock may be issued from time to time in one or more series. The board of directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter rights, preferences, privileges and restriction granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares of such series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

2.       The corporation has issued no shares.

3.       The board has been elected.

4. This amendment was approved and adopted by at least a majority of the board.

I, Thomas Hobson, President of Intelligent Sports, Inc., declare, verify and swear under penalty of perjury that the statements contained in this certificate are true of my own knowledge.

Executed on:
(date) August 7, 2002
      ---------
Executed at
(city) Upland, California

                        (signed) /s/ Thomas Hobson
                                 ------------------------------
                                 Thomas Hobson